Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Community Financial Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus to be filed by The Community Financial Corporation, of our report dated March 10, 2016 relating to the financial statements of The Community Financial Corporation included in The Community Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

February 28, 2018